UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2023

UPEXI, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-25526	83-3378978
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

17129 US Hwy 19 N.
Clearwater, FL	33760
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (701) 353-5425

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐    Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐    Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	UPXI	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 11, 2023, Upexi, Inc., a Nevada corporation (the “Company”), entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited investors named therein (the “Investors”), pursuant to which the Company agreed to issue and sell, in a registered direct offering by the Company directly to the Investors (the “Offering”), an aggregate of 2,121,213 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”), at an offering price of $3.30 per share, for aggregate gross proceeds from the Offering of approximately $7 million before deducting the placement agent fee and related offering expenses.

The Purchase Agreement contains customary representations and warranties and agreements of the Company and the Investors and customary indemnification rights and obligations of the parties. Pursuant to the terms of the Purchase Agreement, the Company has agreed to certain restrictions on the issuance and sale of its Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement) during the 90-day period following the closing of the Offering.

The Shares were offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-266000), which was filed with the Securities and Exchange Commission (the “Commission”) on July 1, 2022 and was declared effective by the Commission on July 12, 2022 (the “Registration Statement”), and the base prospectus dated July 12, 2022 contained therein. The Company filed a prospectus supplement, dated May 12, 2023, with the Commission in connection with the sale of the Shares.

The Offering is expected to close on or about May 16, 2023, subject to customary closing conditions.

On May 11, 2023, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with A.G.P./Alliance Global Partners (“AGP”) and Paulson Investment Company, LLC (“Paulson”, and together with AGP, the “Placement Agents”) pursuant to which the Company engaged AGP and Paulson as the exclusive placement agents in connection with the Offering. A.G.P./Alliance Global Partners is acting as lead placement agent and Paulson Investment Company, LLC is acting as co-placement agent for the Offering. The Placement Agents agreed to use their reasonable best efforts to arrange for the sale of the Shares. The Company agreed to pay the Placement Agents a placement agent fee in cash equal to 8.0% of the of the aggregate purchase price paid by any and all purchasers in the Offering.  In addition to the cash fee, the Company agreed to issue to the Placement Agents warrants to purchase an aggregate of up to 8.0% of the aggregate number of Shares sold to the Investors in the Offering (the “Placement Agent Warrants”). The Placement Agent Warrants shall be exercisable commencing 180 days following the date of the Placement Agency Agreement, have an exercise price of $4.774 per share (representing 110% of the closing price of the Common Stock on May 11, 2023) and expire five years from the issuance date. The Placement Agent Warrants and the shares issuable upon exercise of the Placement Agent Warrants will be issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and in reliance on similar exemptions under applicable state laws. The Company also agreed to reimburse the Placement Agents for up to $75,000 for accountable expenses related to legal fees of legal counsel to the Placement Agents, and up to $5,000 for non-accountable expenses. The Placement Agency Agreement also contains representations, warranties, indemnification and other provisions customary for transactions of this nature.

The foregoing summaries of the Placement Agency Agreement, the Placement Agent Warrants and the Purchase Agreement do not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 1.1, 4.1 and 10.1, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A copy of the opinion of Dickinson Wright PLLC relating to the legality of the issuance and sale of the Shares is attached as Exhibit 5.1 hereto.

On May 12, 2023, the Company issued a press release announcing the pricing of the Offering, as set forth in the press release included as Exhibit 99.1 hereto.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 related to the Placement Agent Warrants and the shares of Common Stock issuable thereunder is hereby incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
1.1	Form of Placement Agency Agreement
4.1	Form of Placement Agent Warrant
5.1	Opinion of Dickinson Wright PLLC
10.1	Form of Securities Purchase Agreement
23.1	Consent of Dickinson Wright PLLC (included in Exhibit 5.1)
99.1	Pricing Press Release dated May 12, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UPEXI, INC.

Dated: May 15, 2023	By:	/s/ Andrew J. Norstrud
Andrew J. Norstrud
Chief Financial Officer

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